Exhibit 99.1

News Release

Contacts:	Media Manny Goncalves +1 973 809 1114 manuel.goncalves@bnymellon.com	Analysts Magda Palczynska +1 212 635 8529 magda.palczynska@bnymellon.com

Emily Portney Appointed as Chief Financial Officer of BNY Mellon

NEW YORK, July 21, 2020 — The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today that Emily Portney has been appointed Chief Financial Officer, effective immediately, succeeding Mike Santomassimo, who has informed the company of his decision to leave. Ms. Portney will report to Todd Gibbons, CEO of BNY Mellon, and will join BNY Mellon’s Executive Committee.

“As part of the ongoing evolution and transformation of our business and our operating model, we are happy to appoint Emily Portney as the new CFO,” said Todd Gibbons, CEO of BNY Mellon. “Emily is an accomplished and respected industry leader, with deep industry knowledge and connections to our client base. She provides the critical business and client-centric perspective that the role of CFO requires, and will join the other members of the Executive Committee in executing on our strategy, which is centered on driving growth, increasing efficiency and scaling our operating model, and fostering a high-performance culture.”

Ms. Portney most recently led the client management, sales and service teams for BNY Mellon’s Asset Servicing business globally. She also oversaw the Americas region of the Asset Servicing business.

“I am honored to serve as CFO of BNY Mellon,” Ms. Portney said. “We have a strong balance sheet and a vibrant business, and we will continue to focus on quality and efficiency in our operating model to support growth and an exceptional client experience.”

Prior to joining BNY Mellon, Ms. Portney served as Chief Financial Officer for Barclays International, where she helped to establish the non-ring-fenced bank, and led a global organization spanning the Corporate and Investment Bank, the Private Bank, and the Cards and Payments businesses. She spent 22 years at JPMorgan, where she was the Global Head of Clearing and Collateral Management, among other roles. She started with JPMorgan in 1993, and performed various roles over the course of her career, including the CFO of Equities and Prime Services.

Ms. Portney serves on the Board of Directors for MarketAxess, a publicly traded corporation, and for The Depository Trust & Clearing Corporation (DTCC). She holds a Master of Business Administration from Columbia Business School and a bachelor’s degree from Duke University.

ABOUT BNY MELLON

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment and wealth management and investment services in 35 countries. As of June 30, 2020, BNY Mellon had $37.3 trillion in assets under custody and/or administration, and $2.0 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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